MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (“Agreement) is entered into as of June 29, 2009 among True North Finance Corporation (formerly known as CS Financing Corporation), a Delaware corporation (“TN”) and Transactional Finance, LLC, a Minnesota limited liability company (“TF”).

WHEREAS, TN desires to acquire CS Fund General Partner LLC (“CSFGP”).

WHEREAS TF is the sole member of CSFGP and desires to sell all of its right, title and interest in CSFGP to CSF;

WHEREAS, the purchase price shall be paid in CSF’s Series A Common Stock and CSF’s Series B Common Stock;

WHEREAS, CSFGP is the general partner of the Capital Solutions Monthly Income Fund LP (“CSMIF”); and

The parties agree as follows:

1.	Definitions. As used in this Agreement, the following terms have the following meaning:

1.1.	Closing Date. The “Closing Date” shall be June 30, 2009.

1.2.	Consent. “Consent” shall mean any consent, waiver, approval, license or authorization

1.3.	CSFGP. “CSFGP” shall mean CS Fund General Partner LLC

1.4.	CSMIF. “CSMIF” shall mean Capital Solutions Monthly Income Fund LP, a Delaware limited partnership.

1.5.
Governmental Entity.  “Governmental Entity” shall mean any federal, state local or foreign government, or any court of competent jurisdiction, administrative agency or commission, or other governmental authority or instrument, domestic or foreign.

1.6.	Lien. “Lien” shall mean the creation of or the existence of any mortgage, lien, security interest, charge or encumbrance of any kind.

1.7.	Material Adverse Effect. “Material Adverse Effect” shall mean any material adverse effect on the business, properties or financial condition.

1.8.
Membership Interests.  “Membership Interests” shall mean all governing and economic rights and interests in CSFGP, including the member’s share of profits and losses of CSFGP and the member’s right to receive distributions of CSFGP’s assets.

1.9.	Proceedings. “Proceedings” shall mean any present of future actions, suits, litigations, proceedings, hearings, investigations, inquiries, complaints, demands or claims.

1.10.	Series A Common Stock. “Series A Common Stock” shall mean Series A Common Stock of CSF.

1.11.	Series B Common Stock. “Series B Common Stock” shall mean Series B Common Stock of CSF.

1.12.	Common Stock. “Common Stock” shall collectively refer to Series A Common Stock and Series B Common Stock.

2.	Purchase and Closing.

2.1.
Delivery of Memberships by TF.  On the terms and subject to the conditions of this Agreement, on the Closing Date, TF shall transfer, assign and deliver to CSF, and TN shall purchase and acquire, the Membership Interests.

2.2.
Delivery of Common Stock to TF.  On the terms and subject to the conditions of this Agreement, on the Closing Date, TN shall transfer, assign and deliver to TF that number of shares of Common Stock as shall be determined pursuant to sections 3.1 and 3.2 of this Agreement.

2.3.
Closing.  On the terms and subject to the conditions of this Agreement, the delivery of the Common Stock and the Memberships Interests and such other documents as may be required under this Agreement, shall be made on the Closing Date (or such other date as may be agreed upon by all of the parties to this Agreement, at 21 Tamal Vista Blvd., Suite 230, Corte Madera, CA 94925.

3.	Delivery of Common Stock. In consideration for the Membership Interests, TN shall issue, transfer, assign and deliver Common Stock to TF on the Closing Date as follows:

3.1.
On the Closing Date, TN shall issue, transfer, assign and deliver to TF one million (1,000,000) shares of Series A Common Stock (in the form as attached to this Agreement as Exhibit B) which shall equal all of the total issued and outstanding Series A Common Stock of TN as of the Closing Date including the Series A Common Stock delivered under this Agreement issued hereby (rounded to the nearest whole number).

3.2.
On or before the Closing Date, TN shall issue, transfer, assign and deliver to TF 36,333,993 shares of Series B Common Stock (in the form as attached to this Agreement as Exhibit C) , as shall be equal to a fully diluted 30% of the total issued and outstanding Series B Common Stock of TN as of the Closing Date (rounded to the nearest whole number) including the Series B Common Stock shares to be delivered under this Agreement and including all options which are currently exercisable and including all 4,500,000 shares reserved for issuance under the “CS Financing Corporation 2008 Incentive Plan”.

4.	Representation and Warranties.

4.1.
Representations and Warranties of CSF.  TN a represents and warrants to TF as follows, each of which representation and warranty is true and correct on the date of this Agreement (except where specifically provided otherwise) and will be true and correct on the Closing Date, and each of which shall survive the Closing Date and the transactions contemplated under this Agreement to the extent set forth in Section 7.1. of this Agreement:

4.1.1.
Organization, Power, etc.  TN  is duly organized, validity existing and in good standing under the laws of Delaware, and has all requisite power and authority, and posses all licenses, permits, authorizations and approvals necessary to carry on its business as currently conducted, to enter into this Agreement, to perform its obligations under this Agreement, and to consummate the transactions contemplated under this Agreement.

4.1.2.
Authority.  The execution, delivery and performance of this Agreement by CSF, and the consummation by TN of its respective obligations under this Agreement have been duly authorized by all necessary corporate action, and this Agreement constitutes the legal, valid and binding obligation of TN which is enforceable in accordance with its terms, except as such enforceability may be limited by applicable insolvency, reorganization, moratorium of similar laws affecting the enforcement of creditors’ rights generally and except that the enforcement of certain provisions under this Agreement may be limited by the application of general equitable principles of law in certain circumstances (whether such provisions are considered in a proceeding at law or equity).

4.1.3.
Effect of Agreement.  The execution, delivery and performance of this Agreement by CSF, and the consummation of its obligations under this Agreement (including specifically the delivery of Common Stock to TF), do not: (A) require the Consent of any Governmental Entity or other entity or person; (B) violate, with or without the giving of notice and/or the passage of time, any provisions of law applicable to, or the corporate charter or Bylaws of, CSF, other than violations which individually or in the aggregate would not have a Material Adverse Effect  on CSF; or (C) conflict with, or result in a breach or termination of, any provision of or constitute a default under any mortgage, deed of trust, indenture, loan or other borrowing agreement or other material agreement or instrument to which TN is a party, or to which TN is bound or to which would result in the creation of any Lien upon the property or assets of CSF, other than conflicts, breaches, terminations, defaults, Liens which individually or in the aggregate will not have a Materially Adverse Effect upon CSF.

4.2.
Representations and Warranties of TF.   TF represents and warrants as follows, each of which representation and warranty is true and correct on the date of this Agreement (except where specifically provided otherwise) and will be true and correct on the Closing Date, and each of which shall survive the Closing Date and the transactions contemplated under this Agreement to the extent set forth in Section 7.1. of this Agreement:

4.2.1.
Organization, Power, etc.   CSFGP is a limited liability company duly organized, validity existing and in good standing under the laws of Delaware, and has all requisite power and authority, and posses all licenses, permits , authorizations and approvals necessary to carry on its business as currently conducted and  to enter into this Agreement, to perform its obligations under this Agreement, and to consummate the transactions contemplated under this Agreement.  CSFGP and CSMIF is each duly qualified to transact business in each jurisdiction in which the failure to do so would reasonably be expected to have a Material Adverse Effect.

4.2.2.
Authority.  The execution, delivery and performance of this Agreement by TF, and the consummation by TF of its obligations under this Agreement constitutes the legal, valid and binding obligation of TF which is enforceable in accordance with its terms, except as such enforceability may be limited by applicable insolvency, reorganization, moratorium of similar laws affecting the enforcement of creditors’ rights generally and except that the enforcement of certain provisions under this Agreement may be limited by the application of general equitable principles of law in certain circumstances (whether such provisions are considered in a proceeding at law or equity).

4.2.3.
Effect of Agreement.  The execution, delivery and performance of this Agreement by TF, and the consummation of his obligations under this Agreement (including specifically the delivery of Membership Interests to CSF), do not: (A) require the Consent of any Governmental Entity; (B) violate, with or without the giving of notice and/or the passage of time, any provisions of law applicable to, or the corporate charter or Bylaws of, CSFGP or CSMIF, other than violations which individually or in the aggregate would not have a materially adverse effect on the operations of CSFGP or CSMIF; or (C) conflict with, or result in a breach or termination of, any provision of or constitute a default under any mortgage, deed of trust, indenture, loan or other borrowing agreement or other material agreement or instrument to which CSFGP or CSMIF is a party, or to which CSFGP or CSMIF are bound or  which would result in the creation of any Lien upon the property or assets of CSFGP or CSMIF, other than conflicts, breaches, terminations, defaults, Liens which individually or in the aggregate will not have a Material Adverse effect  upon CSFGP or CSMIF.

4.2.4.
Capitalization.   The Membership Interests held by TF comprise all of the governing and economic interests and rights to CSFGP.  TF has good and marketable title to the membership Interests, free and clear or any Liens, subscriptions, options, warrants, calls, rights of first refusal, preemptive rights or other rights of any person, other that the rights of TN under this Agreement.  All outstanding membership interests or other securities of CSFGP have been issued in compliance with state and federal laws.  There are no outstanding rights, options, warrants, conversion rights or agreements for the purchase or acquisition of any membership interests or other securities of CSFGP.

4.2.5.
CSFGP is general partner of CSMIF.  CSFGP is the sole general partner of CSMIF, and such rights or general partner are not subject to any claims of others to be the general partner of CSMIF, and CSFGP has not engaged in any business other than being the general partner of CSMIF.

4.2.6.
Investment Representations.  TF understands that the Stock is being offered and sold pursuant to a private placement exemption from registration contained in the Securities Act of 1933, as amended (the “Securities Act”) based in part upon TF’s representations contained in this Agreement.

4.2.6.1.
TF has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to TN so that he is capable of evaluating the merits and risks of his investment in TN and has the capacity to protect his own interests.  TF acknowledges that it must bear the economic risk of its investment in the Stock indefinitely unless the Stock is are registered pursuant to the Securities Act, or an exemption from registration is available.  TF also acknowledges that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow TF to transfer all or any portion of the Stock under the circumstances, in the amounts or at the times TF might propose.  TF understands that this offering is not intended to be part of any public offering, and that TF will not be able to rely on the protection of Section 11 of the Securities Act.  TF understands that no federal or state agency has passed on the merits or fairness of this investment.

4.2.6.2.
TF is acquiring the Stock for its own account for investment only, and not with a view towards the distribution thereof, or for resale in connection with, the distribution of such Stock in violation of the Securities Act.  TF further represents that he does not presently have any contract, undertaking, agreement or arrangement with any entity or person to sell, transfer or grant participations to such entity or person or to any other entity or person, with respect to any of the Stock.

4.2.6.3.
TF represents that by reason of its business or financial experience, it has the capacity to protect its own interests in connection with the transactions contemplated by this Agreement.  Further, TF is not aware of any publication of any advertisement in connection with the transactions contemplated by this Agreement.

4.2.6.4.	All of the members of TF are accredited investors within the meaning of Rule 501(a) of Regulation D under the Securities Act.

4.2.6.5.
TF has had an opportunity to discuss CSF’s business, management and financial affairs with directors, officers and management of TN and has had the opportunity to review CSF’s operations.  TF has also had the opportunity to ask questions of and receive answers from TN and its management regarding the terms and conditions of his investment in the Stock.

4.2.6.6.	TF acknowledges that the Stock must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available.

4.2.6.7.
The TF’s office in which its investment decision was made is located at 4999 France Avenue South, Minneapolis, MN.  TF is a United States persons (as defined by Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended).

4.2.6.8.
CSF’s offer of the Stock was privately communicated to TF.  At no time has TF received information concerning the offering of the Stock from any newspaper, magazine, television or radio broadcast, generally available internet site, broadcast electronic mail, leaflet or other advertisement, public promotional meeting or any other form of general advertising or general solicitation.

4.2.6.9.
TF understands that (i) no public market now exists for the Stock, (ii) TN has made no assurances that a public market will ever exist for the Stock or the Common Stock underlying the Stock, (iii) TF must be able to hold the Stock indefinitely, and (iv) transfers of the Stock are subject to restrictions under applicable laws.  TF understands that the Stock and any securities issued in respect of or exchange for the Stock, may bear one or all of the following legends:

(i)
“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.  NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(ii)	Any legend required by the securities laws of any state to the extent such laws are applicable to the Stock represented by the certificate so legended.

5.	Covenants.

5.1.	Covenants of CSF.

5.1.1.
Conduct business in ordinary course.  Between the date of signing of this Agreement and the Closing Date, TN shall continue to conduct its business, and make its required filings, in the ordinary course of business.

5.1.2.
Make no changes to Cert of Incorporation or Bylaws.  Without the consent of TF, between the date of signing of this Agreement and the Closing Date, TN shall not make any changes to its Certificate of Incorporation or its Bylaws which would adversely impact the rights of a holder of Common Stock except for the amendment of its Certificate of Incorporation as attached to this Agreement as Exhibit A.

5.1.3.
No Increase in number of common shares.  Without the consent of TF, TN shall not, between the date of signing of this Agreement and the Closing Date, issue any Common Stock of TN (or any securities that are preferred or otherwise convertible into, or exchangeable for, common shares of CSF) ), except for the 47,333,018 aggregate options to acquire Series B Common Stock issued to CSM, and an equal number of Series B Common Stock should the options be exercised by the option holder.

5.1.4
Notification of Certain Matters.  TN shall, between the date of signing of this Agreement and the Closing Date, give prompt notice to TF of (i) the occurrence of any event known to TN which would reasonably be expected to, individually or in the aggregate, (A) have a Material Adverse Effect on TN or (B) cause any condition set forth in Article VI to be unsatisfied in any material respect at any time prior to the Closing Date; or (ii) any Proceedings pending or, to the knowledge of CSF, threatened which questions or challenges the validity of this Agreement; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to TF nor shall TN be prejudiced with respect to any such matters solely by virtue of having given such notice.

5.1.5
Further Assurances.  Subject to the terms and conditions set forth in this Agreement, TN shall use commercially reasonable efforts (subject to, and in accordance with, applicable law) to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including (i) obtaining all necessary waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii)  obtaining all necessary consents, approvals or waivers from third parties, (iii)  defending all lawsuits or other Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement and (iv) executing and delivering all additional instruments necessary to consummate the transactions contemplated by this Agreement.

6.	Conditions to Close.

6.1.	Conditions to Close for CSF. The obligations of TN under this Agreement shall be subject to the satisfaction of the following conditions (any one of which, and part of any one, may be waived by CSF):

6.1.1.
Accuracy of Representations and Warranties.  The representations and warranties of TF contained in this Agreement shall have been true when made, and, in addition, shall be true on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except that any such representation and warranties may reflect the consummation of any transactions contemplated by this Agreement.

6.1.2.	Performance of Agreements. TF shall have performed all of the obligations and agreements (including all covenants) contained in this Agreement to be performed at or prior to the Closing Date.

6.1.3.
No Proceedings.  No Proceeding shall have been instituted or threatened by any Governmental Entity or any other person, and no injunction shall have been issued and remain in force seeking to restrain, prohibit or invalidate the transactions contemplated by this Agreement.

6.1.4.
No Injunction or Restraints.  No temporary restraining order, preliminary or permanent injunction or other legal restraint or prohibition preventing or materially restricting or altering the consummation of the transactions contemplated by this Agreement shall be in effect, and there shall not be any pending action by or before any Governmental Entity challenging or seeking to restrain or prohibit in any material respect or materially alter the consummation of the transactions contemplated by this Agreement or seeking to obtain any damages from any of the parties in connection with the transactions contemplated by this Agreement.

6.2.	Conditions to Close for TF. The obligations of TF under this Agreement shall be subject to the satisfaction of the following conditions (any one of which, and part of any one, may be waived by TF):

6.2.1.
Accuracy of Representations and Warranties.  The representations and warranties of TN contained in this Agreement shall have been true when made, and, in addition, shall be true on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except that any such representation and warranties may reflect the consummation of any transactions contemplated by this Agreement.

6.2.2.	Performance of Agreements. TN shall have performed all of the obligations and agreements (including all covenants) contained in this Agreement to be performed at or prior to the Closing Date.

6.2.3.
No Proceedings.  No Proceeding  shall have been instituted or threatened by any Governmental Entity or any other person, and no injunction shall have been issued and remain in force seeking to restrain, prohibit or invalidate the transactions contemplated by this Agreement.

6.2.4.
No Injunction or Restraints.  No temporary restraining order, preliminary or permanent injunction or other legal restraint or prohibition preventing or materially restricting or altering the consummation of the transactions contemplated by this Agreement shall be in effect, and there shall not be any pending action by or before any Governmental Entity challenging or seeking to restrain or prohibit in any material respect or materially alter the consummation of the transactions contemplated by this Agreement or seeking to obtain any damages from any of the parties in connection with the transactions contemplated by this Agreement.

7.	General.

7.1.
Survival of Representations and Warranties.  The respective representations and warranties, and obligations of each of TN and TF, contained in this Agreement, and in any document delivered (or to be delivered) pursuant to this Agreement, shall not survive the Closing Date.

7.2.
Notices.   All notices, consents and other communications required or permitted to be made under this Agreement must be in writing and will be deemed to have been duly given when delivered personally, or one (1) business day after being sent by an overnight courier (with next business day delivery), or four (4) business days after being sent postage prepaid by certified or registered mail, return receipt requested.  Faxed notices are sufficient to meet the notice requirement, provided an original copy follows it in a timely manner.  All notices should be sent to the following addresses and indicated contacts:

CS Financing Corporation:	Timothy Redpath
21 Tamal Vista Blvd., Suite 230
Corte Madera, CA 94925
Tel.:	415-927-7302
Fax:	415-927-7291

TF:	Todd Duckson
4999 France Avenue South, Suite 248
Minneapolis, MN 55410
Tel.:	952-358-6120
Fax:	952-358-6121

7.3.
Waivers.  No modification of this Agreement and no waiver of any breach of this Agreement will be effective unless in writing and signed by an authorized representative of the party against whom enforcement is sought.  No waiver of any breach of this Agreement and no course of dealing between the parties will be construed as a waiver of any subsequent breach of this Agreement.

7.4.
Third Parties; Beneficiaries.  The terms and provisions of this Agreement are for the benefit of the parties hereto and, except as herein specifically provided, no other Person shall have any right or cause of action on account thereof.

7.5.
Binding Effect, No Assignment.  This Agreement shall insure to the benefit of, and be binding upon, the parties and their respective successors.  Nothing in this Agreement, express or implied, is intended to confer on any person, other than the parties to this Agreement, any rights, remedies, obligations or liabilities under (or by reason of) this Agreement.  None of the parties to this Agreement shall assign their rights or obligations under this Agreement without the express written consent of the other parties.

7.6.	Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware (without regard to its conflicts of laws provisions).

7.7.
Entire Agreement.  This Agreement constitutes the sole and entire Agreement and understanding between the parties hereto as to the subject matter hereof, and supersedes all prior discussions, agreements and understandings of every kind and nature between them as to such subject matter.  Neither party will be bound nor liable to the other party for any representation, promise or inducement made by any agent or person in the other’s employ that is not embodied in this Agreement.

7.8.
Execution of Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall be required to constitute a fully signed agreement.

IN WITNESS WHEREOF, the execution of this Membership Interest Purchase Agreement has been approved by the respective parties and has been executed by a duly authorized officer of TN and TF, as of the date of this Agreement:

True North Finance Corporation

By:	/s/ Timothy Redpath
Timothy Redpath
Chief Executive Officer

Transactional Finance, LLC

By:	/s/ Todd Duckson
Todd Duckson
Chief Manager

Exhibit A

Amended and Restated Certificate of Incorporation

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CS FINANCING CORPORATION)

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

CS Financing Corporation, a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

That the name of this corporation is hereby changed from CS Financing Corporation to “True North Finance Corporation,” and that this corporation was originally incorporated pursuant to the General Corporation Law on August 19, 2005 under the name CS Financing Corporation.

That the Board of Directors and shareholders duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

FIRST:  The name of this corporation is hereby changed from CS Financing Corporation to True North Finance Corporation (the “Corporation”).

SECOND:  The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, DE 19801 and in the County of New Castle.  The name of its registered agent at such address is The Corporation Trust Company.

THIRD:  The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH:  The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 151,000,000 shares of Common Stock, $0.01 par value per share (“Common Stock”), and (ii) 50,000 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

COMMON STOCK

General.  The dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

Series. The Common Stock shall be divided and issued in two (2) series and shall be designated as follows:

1,000,000 shares of the authorized and unissued Common Stock of the Corporation are hereby designated “Series A Common Stock” with the rights, preferences, powers, privileges and restrictions, qualifications and limitations enumerated herein.

150,000,000 shares of the authorized and unissued Common Stock of the Corporation are hereby designated “Series B Common Stock” with the rights, preferences, powers, privileges and restrictions, qualifications and limitations enumerated herein.  All shares of Common Stock heretofore authorized or currently outstanding shall be designated Series B Common Stock.

When used herein, the term “Common Stock” when not preceded by “Series A” or “Series B” shall collectively mean both Series A Common Stock and Series B Common Stock.

Voting.  The holders of Series A Common Stock are entitled to seven votes for each share of Series A Common Stock held at all meetings of stockholders (and written actions in lieu of meetings) for every three shares of Series B Common Stock issued and outstanding by the Corporation.   For example, if the Corporation has issued 30,000,000 Series B Common Shares, holders of Series A Common Shares are entitled to 70,000,000 votes as a class or 70 votes per share. Holders of Series B Common Stock are entitled to one vote for each share of Series B Common Stock held at all meetings of stockholders (and written actions in lieu of meetings).  No person entitled to vote at an election for directors may cumulate votes.

PREFERRED STOCK

General. Preferred Stock shall have the rights, preferences, powers, privileges and restrictions, qualifications and limitations enumerated herein.

Redemption.  The Corporation shall have the right to redeem, at any time, Preferred Shares at the stated rate of $1,000.00 per share (“Stated Rate”).  At a minimum, however, the Corporation shall make redemption payments pursuant to Section 4.

Cumulating Dividend.  Holders of Preferred Stock shall be entitled to an annual cumulating dividend equal to $120.00 per share based on Stated Rate.  Quarterly payment of the cumulating dividend, if any, shall be made pursuant to Section 4.  To the extent such dividend is not paid in cash on a quarterly basis it shall accrue for payment at a future date but in no event shall any holder of Common Stock receive a dividend until the holders of Preferred Shares have received all cumulating dividends in arrears and such Preferred Shares are redeemed in full.

Redemption and Dividend Payments.  The holders of shares of Preferred Stock, in preference to the holders of Common Stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends and/or redemptions payable in cash on the first day of May, August, November and February in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Preferred Stock, in an amount per share (rounded to the nearest cent) equal to one divided by the total number of Preferred Shares outstanding multiplied by fifty percent (50%) of the Corporation’s net operating after tax income, as determined by the Corporation, using generally accepted accounting principles consistently applied.  To the extent such payment exceeds the cumulative dividend accrual, it shall be construed as a redemption payment pursuant to Section 2.  For example, if the dividends in arrears for one Preferred Share are $240.00 per share and the Preferred Shareholder receives a quarterly payment of $740.00, the Corporation will have effectively redeemed one-half (1/2) of a Preferred Share.

Cumulating Dividend Accrual.  Dividends shall begin to accrue and be cumulative on outstanding shares of Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than sixty (60) days prior to the date fixed for the payment thereof.

Voting Rights. The holders of shares of Preferred Stock shall have the following voting rights:

Each share of Preferred Stock shall entitle the holder thereof to one (1) vote on all matters submitted to a vote of the preferred shareholders of the Corporation.

The holders of shares of Preferred Stock shall vote only on matters submitted to a vote of the preferred shareholders of the Corporation.

Holders of Preferred Stock shall have no special voting rights and their consent shall not be required for taking any corporate action.

Redeemed Shares. Any shares of Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever, including pursuant to Section 2, shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock, subject to the conditions and restrictions on issuance set forth herein, or by the Board of Directors of the Corporation, or as otherwise required by law.

Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

Payments to Holders of Preferred Stock.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of the Common Stock by reason of their ownership thereof, an amount per share equal to stated value plus accumulated but unpaid dividends.  If upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Preferred Stock the full amount to which they shall be entitled under this Subsection the holders of shares of Preferred Stock shall share ratably, based on number of Preferred Shares owned, in any distribution of the assets available for distribution.

Payments to Holders of Common Stock.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment of all preferential amounts required to be paid to the holders of shares of Preferred Stock, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.

Amendment. The Certificate of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the preferences, rights or powers of the Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least one-half (1/2) or more of the outstanding shares of Preferred Stock, voting separately as a single class.

Fractional Shares. Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Participating Preferred Stock.

Waiver of Terms of Preferred Stock.  Any of the rights, powers, preferences and other terms of the Preferred Stock set forth herein may be waived on behalf of all holders of Preferred Stock by the affirmative written consent or vote of the holders of at least one-half (1/2) of the Preferred Stock then outstanding.

Notices.  Any notice required or permitted by the provisions of this Article to be given to a holder of shares of Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

FIFTH:  Subject to any additional vote required by the Certificate of Incorporation or Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

SIXTH:  Subject to any additional vote required by the Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

SEVENTH:  Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide.  The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

NINTH:  To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

TENTH:  The following indemnification provisions shall apply to the persons enumerated below.

1.
Right to Indemnification of Directors and Officers.  The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnified Person in such Proceeding.  Notwithstanding the preceding sentence, except as otherwise provided in Section 3 of this Article, the Corporation shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board of Directors.

2.
Prepayment of Expenses of Directors and Officers.  The Corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article or otherwise.

3.
Claims by Directors and Officers.  If a claim for indemnification or advancement of expenses under this Article is not paid in full within 30 days after a written claim therefor by the Indemnified Person has been received by the Corporation, the Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim.  In any such action the Corporation shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

4.
Indemnification of Employees and Agents.  The Corporation may indemnify and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Corporation or, while an employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorney’s fees) reasonably incurred by such person in connection with such Proceeding.  The ultimate determination of entitlement to indemnification of persons who are non-director or officer employees or agents shall be made in such manner as is determined by the Board of Directors in its sole discretion.  Notwithstanding the foregoing sentence, the Corporation shall not be required to indemnify a person in connection with a Proceeding initiated by such person if the Proceeding was not authorized in advance by the Board of Directors.

5.
Advancement of Expenses of Employees and Agents.  The Corporation may pay the expenses (including attorney’s fees) incurred by an employee or agent in defending any Proceeding in advance of its final disposition on such terms and conditions as may be determined by the Board of Directors.

6.
Non-Exclusivity of Rights.  The rights conferred on any person by this Article shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the certificate of incorporation, these by-laws, agreement, vote of stockholders or disinterested directors or otherwise.

7.
Other Indemnification.  The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer or employee of another Corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise shall be reduced by any amount such person may collect as indemnification from such other Corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise.

8.
Insurance.  The Board of Directors may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Corporation’s expense insurance:  (a) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors, officers and employees under the provisions of this Article; and (b) to indemnify or insure directors, officers and employees against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article.

9.
Amendment or Repeal.  Any repeal or modification of the foregoing provisions of this Article shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.  The rights provided hereunder shall inure to the benefit of any Indemnified Person and such person’s heirs, executors and administrators.

ELEVENTH:  The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity.  An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of the capital stock of the Corporation or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

TWELFTH:  In connection with repurchases by the Corporation of its Common Stock from employees, officers, directors, advisors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, Sections 502 and 503 of the California Corporations Code shall not apply in all or in part with respect to such repurchases.

*  *  *

That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.

That this Second Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Certificate of Incorporation, as amended, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Second Amended and Restated Certificate of Incorporation have been executed by a duly authorized officer of this corporation on this 23 day of June, 2009.

By:
Timothy R. Redpath
Chief Executive Officer

Exhibit B

Form of stock Certificate

Certificate No: 1

True North Finance Corporation
(formerly CS Financing Corporation)

Stock Certificate
Series A Common Stock, par value $0.01

This certifies that Transactional Finance, LLC is the registered holder of 1,000,000 (one million) shares of Series A Common Stock of True North Finance Corporation, transferable only on the books of True North Finance Corporation by the holder hereof in person, or by attorney , upon surrender of this Certificate properly endorsed.

This Certificate is subject to the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.  NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

In Witness whereof, True North Finance Corporation has caused this certificate to be signed by its duly authorized officers, this 30 day of June, 2009

____________________________                                                                                     ________________________________
Michael Bozora, President                                                                                     Timothy Redpath, Secretary

Exhibit C

Form of Stock Certificate

Certificate No. 22

True North Finance Corporation
(formerly CS Financing Corporation)

Stock Certificate
Series B Common Stock, par value $0.01

This certifies that Transactional Finance, LLC is the registered holder of 36,331,993 (thirty six million three hundred thirty one thousand nine hundred ninety three) shares of Series B Common Stock of True North Finance Corporation, transferable only on the books of True North Finance Corporation by the holder hereof in person, or by attorney , upon surrender of this Certificate properly endorsed.

This Certificate is subject to the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.  NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

In Witness whereof, True North Finance Corporation has caused this certificate to be signed by its duly authorized officers, this 30 day of June, 2009

____________________________                                                                                     ________________________________
Michael Bozora, President                                                                                     Timothy Redpath, Secretary